Promissory Note


$100,000.00                                                    March 4, 2002
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         On the date listed above, for value received Prime Resource, LLC (hereinafter referred to as Borrower) hereby promise to pay to the order of Scott Deru (hereinafter referred to as Holder), at 6855 No. Frontier Dri., mountain Green, utah 84050 the sum of One Hundred Thousand Dollars ($100,000.00), with interest at the rate of five percent (5.0%), in lawful money of the United States of America, on or before March 4, 2005.

         In the event of default, Borrower(s) agrees that the entire unpaid balance hereof shall become, at the election of Holder and with Notice to Borrower, accelerated and immediately due and payable; (b) agrees to pay Holder all lawful collection costs and legal expenses, including reasonable attorney's fees, and (c) agrees that any payments from whatever source shall first be applied to Holder's collection costs and legal expenses, second to late charge fees, third to interest, and fourth to principal, at the option of the Holder hereof. Waiver of any default shall not constitute a waiver of any subsequent default.

         Any payment not received by Holder within ten (10) days of its due date, shall include an eighteen Percent (18%) late charge fee per month on the balance due.

         The maker and endorser of this Note expressly waives demand, preentation for payment, notice of nonpayment and protest, and suit against the Maker; and also agrees that this Note may be extended in whole or in part without his consent at or after maturity.




/s/ Terry Deru
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    Terry Deru, Managing Member